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					#2669

					CORPORATE COMMUNICATIONS DIVISION
[GRACE NEWS LOGO]
					W. R. Grace & Co.
                                        One Town Center Road
                                        Boca Raton, FL 33486-1010

     CONTACT: Chuck Suits or Mary Lou Kromer 561/362-2600 or
                                             800/GRACE99

                     GRACE COMPLETES SALE OF COCOA BUSINESS
             TO ARCHER-DANIELS-MIDLAND FOR MORE THAN $470 MILLION

     BOCA RATON, Fla., February 21, 1997 - W. R. Grace & Co. (NYSE: GRA) today announced that it has completed the sale of its worldwide cocoa business to Archer-Daniels-Midland Company for more than $470 million, consisting of cash and the assumption of debt.

     Grace Cocoa, based in Stamford, Conn., is a global leader in the production and sale of high-quality industrial cocoa and chocolate products. It has operations in Europe, North and South America, Africa and Asia Pacific.

     Arhcer-Daniels-Midland Company is one of the world's leading processors of agricultural crops into food ingredients distributed through a network of 50 offices located throughout the world. Sales for 1996 totaled $13.3 billion.

     Grace was represented in this transaction by its financial advisor, Merrill Lynch & Co.

     Grace is a leading global supplier of flexible packaging and specialty chemicals with annual sales of approximately $3.5 billion. The company operates in more than 100 countries.